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                                 April 22, 1999


Mr. James B. Perry
c/o Argosy Gaming Company
219 Piasa Street
Alton, IL  62002

                  Re:      Employment Agreement with Argosy Gaming Company

Dear Mr. Perry:

                  I am pleased to extend your employment with Argosy Gaming Company (the "Company") under the following terms:

                  1.       SIGNING BONUS.

                  Simultaneously with your execution of this agreement the Company shall pay you a bonus of $263,386.96

                  2.       TITLE AND DUTIES.

                  Your title shall be President and Chief Executive Officer. As such, you shall report to the Executive Committee and full Board of Directors. You shall have all of the authority and duties usual and customary to the Chief Executive Officer of a publicly-traded corporation, including, but not limited to the power to direct and control the activities of the senior officers and employees of the Company or their equivalent including, but not limited to, the Chief Financial Officer, Vice President Operations, General Counsel, Vice President Development/Facilities and Vice President Sales and Marketing. As to the officers and general managers of the Company the Board of Directors will consider your recommendations as to hirings and terminations. As to all other employees of the Company you shall have the power and authority to hire and terminate.

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April 22, 1999
Page 2

                  3.       PLACE OF WORK.

                  Headquarters of the Company is currently in Alton, Illinois. You shall maintain an office at headquarters.

                  4.       TERM.

                  The Term of this Agreement shall be four (4) years until April 30, 2003 (the "Term"), subject to the termination pursuant to Section 12.

                  5.       BASIC COMPENSATION.

                  Your basic compensation shall be $500,000 annually for the first two years until April 30, 2001 and $600,000 annually for the remaining Term of your employment hereunder payable in substantially equal monthly payments commencing from April 30, 1999, subject to usual and customary deductions for taxes, governmental charges, and customary contributions to health, welfare and insurance programs maintained by the Company for the senior officers of the Company.

                  6.       ADDITIONAL COMPENSATION.

                  (a) Pursuant to your initial employment agreement dated April 14, 1997 you were issued 100,000 shares of Common Stock of the Company ("Restricted Shares") which were deposited in escrow for you. On October 21, 1998, 40,000 of the Restricted Shares were released to you from the escrow. On April 21, 2000 the remaining 60,000 of the Restricted Shares shall be released to you if you are still employed by the Company on such date. You shall be entitled to any dividends (stock or cash) or the benefits of any stock split with respect to the shares distributed to you from the escrow. You shall also have the right to vote the Restricted Shares.

                  (b) On April 22, 1999, the Compensation Committee granted to you an option for 200,000 shares of Company Common Stock at an exercise price of $7 1/16, representing the closing price on the New York Stock Exchange on such date. The shares subject to the option shall vest 25% per year on each anniversary date of the date of grant.

                  7.       EXPENSES.

                  You shall be entitled to reimbursement for all expenses reasonably associated with the Company's business.

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April 22, 1999
Page 3

                  8.       AUTOMOBILE.

                  You shall receive an allowance for an automobile in the amount of $800.00 monthly, which shall include the cost of owning or leasing of the car, mileage, maintenance, gas, oil and insurance.

                  9.       COUNTRY CLUB.

                  The Company agrees to pay on your behalf the initiation fees for the country club of your choice in the St. Louis metropolitan area. In addition, to the extent the Company's payment of your initiation fee is subject to income tax the Company will reimburse you for the amount of income taxes attributable to that payment, provided, however, in no event shall the Company be liable for more than $75,000 pursuant to this paragraph 9.

                  10.      BENEFITS.

                  You shall continue to be eligible to participate in all benefit plans as provided to any officer of the Company. These benefits may change from time to time. At this time it is believed the benefits include (a) family medical and dental plans, (b) a qualified profit-sharing plan, (c) a group life insurance plan, (d) a disability plan. The current specific benefits are described in the Employee Benefits Handbook. Additionally, you shall be entitled to coverage or reimbursement for any family medical and dental costs not covered by the Company's plans, subject to regulatory guidelines. Further, you shall be entitled to participate in any new or additional stock option or stock incentive plan that the Company shall adopt subsequent to the date of this Agreement. Such participation shall be at a level at least equal to that of the most advantageous plan participation offered to any other employee or officer of the Company.

                  11.      VACATION/SICK LEAVE.

                  You shall be entitled to five weeks annual paid vacation. You shall be entitled to 30 continuous days sick leave for when you are ill, with 60 days on an annual basis. If unable to return to your duties at the end of 30 days with reasonable accommodation, you should be eligible to participate in the long term disability described in Paragraph 10 and your office shall be considered vacant and your employment terminated.

                  12.      TERMINATION.

                  Your employment with the Company during the Term may be terminated (a) by the Company for cause (as defined below); (b) by the Company at any time without cause, or (c) by you at any time.

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April 22, 1999
Page 4

                  "Cause" shall mean the following:

                  (i) fraud or embezzlement with respect to the Company by you;
(ii) material breach by you of this Agreement; (iii) failure to adhere to any reasonable and lawful rule or directive of the Board; (iv) gross or willful neglect of duties; (v) alcohol or drug dependency; (vi) death; (vii) permanent disability preventing the performance of your duties with reasonable accommodation for more than 30 continuous days or 60 days in any 12 month period; or (viii) your failure to qualify (or having so qualified being thereafter disqualified) under any suitability or licensing requirement to which you may be subject by reason of your position with the Company under any gaming laws or regulations as determined by any applicable gaming authority.

                  If the purported cause of termination is the reasons set forth in (ii), (iii) or (iv) above the Company must give notice to you of the cause in writing specifying the purported cause and allow you 60 days to cure the purported cause.

                  If your employment with the Company is terminated by the Company for "cause" or if you voluntarily terminate your employment prior to the end of the Term you shall only be entitled to (i) your basic compensation and other benefits to the date of termination; (ii) the portion, if any, of the Restricted Shares delivered to your prior to termination; however, the portion then held in escrow shall be forfeited; and (iii) any shares vested under the option referred to in paragraph 6(b) as of your termination.

                  If your employment with the Company is terminated by the Company other than for "cause" then you shall be entitled to receive (i) your then current basic compensation in monthly installments for the 12 months following termination; (ii) out-placement services for 6 months following termination; (iii) relocation expenses up to $40,000; (iv) the portion, if any, of the Restricted Shares delivered to you prior to termination; however, the portion then held in escrow shall be forfeited; and (v) unless you go to work for a competitor you shall have 90 days after the date of termination to exercise your vested stock options.

                  13.      NO ASSIGNMENT.

                  This Agreement may not be assigned.

                  14.      CHANGE OF CONTROL.

                  Should more than 51% of the common stock of the Company be sold to, purchased by or otherwise subject to the control of a third party not currently owning more than 5% of the common stock or should substantially all of the assets of the Company be sold, then you shall be entitled to the following if you are terminated: (i) Restricted Shares held in escrow; (ii) all your stock options shall vest, (iii) an amount equal to one and one-half times your then current base

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April 22, 1999
Page 5


compensation payable in equal monthly installments for the 12 months following termination, and (iv) you shall be entitled to the items set forth in clauses
(ii) and (iii) of the last paragraph of Section 12 as if you were terminated by the Company other than for "cause."

                  15.      NON-COMPETE.

                  Should you voluntarily terminate your employment hereunder or be terminated with cause, you shall not compete with the Company in any jurisdictions where it currently maintains gaming facilities (including managed properties) for a period of 12 months following such resignation or termination and you agree not to solicit any of the Company's management employees for such 12 month period. Should your employment hereunder be terminated without cause you shall not compete with the Company in any jurisdictions where it currently maintains gaming facilities (including managed properties) for as long as the Company is paying you.

                  16.      CONFIDENTIALITY.

                  As a condition of this Agreement and your employment with the Company, you must sign and honor our employee confidentiality and non-disclosure agreement presently in effect by the Company.

                  17. ATTORNEYS FEES. The Company shall reimburse you for your reasonable attorneys fees incurred in connection with this Agreement.

                    18. ENTIRE AGREEMENT /AUTHORIZATION/BINDING/NO
               WAIVER/GOVERNING LAW.

                  This writing represents the entire Agreement between the parties and may only be modified in writing signed by the parties. This Agreement supersedes the prior employment agreement dated April 14, 1997. The signer of this offer is fully authorized by the Company to make the offer contained herein. This Agreement is binding on the employer and its successors and assigns. No waiver of any provision shall constitute a general waiver for future purposes. This Agreement may be signed in counterparts. This Agreement shall be governed by the laws of the State of Illinois.

                               Very truly yours,

                               ARGOSY GAMING COMPANY

                               By: /s/ William F. Cellini
                                  -----------------------------------

                               Title: CHAIRMAN
                                     --------------------------------

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April 22, 1999
Page 6


AGREED AND ACCEPTED

By: /S/ James B. Perry
   --------------------------

Dated:  5-31-99
      -----------------------



DOCUMENT NUMBER:  489884.2
5-20-99/10:02AM